Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective on January 1, 2011 (the “Effective Date”) by and between IHEALTHENGINES INC., or its successor (“Company”) and Harish Chidambaran (“Executive”).

RECITALS

A. Company is a Delaware corporation that operates a Training as a Service Platform.

B. Company seeks to employ Executive as a Chief Executive Officer in accordance with the terms set forth herein.

C. Executive desires to accept such contracting and employment on the terms and conditions set forth herein.

The parties agree that:

1.	Employment.

Company shall employ Executive in the capacity of Chief Executive Officer and Executive hereby accepts the employment, on the terms and conditions hereinafter set forth. The start date for Executive’s employment under this Agreement is January 1, 2011 (“Start Date”). The “Term” shall mean the period commencing on the Start Date and ending as of the termination of Executive’s employment pursuant to this Agreement.

2.	Duties.

a.	Duties and Reporting. Executive shall be responsible for and perform the duties and responsibilities as might be modified from time to time by agreement of the Parties. Executive shall report to the Board of Directors (‘Board”).

b.	Exclusivity. During the Term, Executive agrees to perform Executive’s duties and responsibilities and to devote Executive’s business time, energies, and best efforts to the performance thereof. Except in connection with Executive’s performance of services for Company, Executive will not during the term of this Agreement, without the prior written consent of the Board: (i) directly or indirectly engage in; or (ii) have any direct or indirect interest in (whether as a proprietor, partner, investor, shareholder, member or lender) any corporation, partnership, limited liability company, trust or other entity (each, an “Entity”) that directly or indirectly is or expects to engage in; or (iii) assist or render services (whether or not for compensation, and whether as a director, officer, employee, agent, advisor or consultant) to or for any Entity that, directly or indirectly, is engaged in or expects to become engaged in, any business conducted by Company during Executive’s employment with Company.

c.	Disclosure. Executive has disclosed in Exhibit A to this Agreement any service arrangement or commitments that conflict with the Company and that Executive has as of the date of this Agreement to any boards of directors or advisory boards and agrees that such service will not interfere with or conflict with Executive’s conduct of Executive’s duties under this Agreement. Executive shall also have the ability to serve on boards during Executive’s employment, subject to notifying the Board, provided that such service does not violate Company’s conflict of interest policy or interfere with Executive’s conduct of Executive’s duties under the Agreement. Executive further agrees to report any conflicts of interest as required by Company’s conflict of interest policy. This Section shall not be construed as preventing Executive from making financial investments, as long as such investments do not interfere with Executive’s conduct of Executive’s duties under this Agreement.

3.	Location of Service.

Potomac, MD

During both the Contracting Term and the employment Term, Executive shall primarily perform Executive’s duties at both the offices of Company and remotely, although it is anticipated that Executive will be required to travel from time to time in connection with the performance of Executive’s duties, and Executive may also perform responsibilities remotely as consistent with the conduct of Executive’s duties.

4.	At Will.

Executive’s employment shall be “at will” and at the sole discretion of the Board, subject to the severance provisions contained in this Agreement.

5.	Salary and Other Benefits.

During the Term of employment, Executive shall be paid the following compensation and other benefits:

a.	Base Salary. Commencing on the Start Date of Executive’s employment, Company shall pay Executive a base salary at the annual rate of $300,000 minus all applicable taxes and withholdings (“Base Salary”), payable in accordance with Company’s regular payroll policies. Company reserves the right from time to time to modify, amend and/or terminate its policies as the Board deems advisable. The Base Salary may be increased from time to time at the discretion of the Board to address cost of living increases and other considerations.

b.	Relocation and Signing Payment. Executive shall not receive a relocation or signing payment.

c.	Conversion. Executive will have the option to convert into shares of common stock at par value if the Base Salary is not paid by the Company. Company will enter into a convertible promissory note agreement for each year in which the Base Salary is not paid.

d.	Other Awards. Executive will be eligible to participant in any other bonus or incentive programs provided to other employees as may be created by the Company.

e.	Expenses. Company will pay or reimburse Executive for all reasonable business expenses incurred by Executive and approved by the Board in accordance with Company’s policies in effect at the time the expenses are incurred. Company reserves the right from time to time to modify, amend and/or terminate its policies as the Board deems advisable.

f.	Paid Time Off. Subject to the Company’s policies, Executive shall be paid for vacation. Executive will also receive days off for sick time as set forth in Company’s policies. Company reserves the right from time to time to modify, amend and/or terminate its policies as the Board deems advisable.

Fringe Benefits. During the Term of Executive’s employment, Company shall provide medical (health, dental vision, etc.) benefits, including insurance. Company will also provide a 401(k) or equivalent retirement plan that includes matching of employee contributions in addition to other fringe benefit plans, programs and practices sponsored by Company for the benefit of its employees, as well as any additional benefits for its executive employees, to the extent such participation is permitted under the terms of the plans, programs and practices.

6.	Termination and Termination Categories.

Executive’s employment hereunder is “at will” and may be terminated by either party at any time. The term of this Agreement shall continue until the Agreement is terminated under one of the following categories:

a.	Death. If Executive dies during the Term, this Agreement and Executive’s employment with Company shall terminate automatically on the date of Executive’s death.

b.	Disability. If Executive becomes Disabled (as hereinafter defined) during the Term, Company shall have the right to terminate this Agreement and Executive’s employment with Company. For purposes of this Agreement, Executive shall be deemed “Disabled” if Executive is unable, as a result of any medically determinable physical or mental disease or impairment, to discharge with or without reasonable accommodation the essential functions of Executive’s job for a period of 180 days (whether or not consecutive) during any 12 month period. Notwithstanding anything to the contrary herein, Executive shall be deemed Disabled and this Agreement and Executive’s employment with Company shall be terminated for purposes of the foregoing sentence as of the last day of the applicable period (the “Disability Date”). During such time that Executive is unable to perform the essential functions of Executive’s job, Executive shall not be entitled to payment of Base Salary.

c.	For Cause. Company may terminate Executive’s employment for “Cause” immediately upon written notice by Company to Executive For purposes of this Agreement, “Cause” shall mean:

(i) Executive has committed an act of fraud, embezzlement, misappropriation, moral turpitude, or theft in the course of Executive’s employment with Company;

(ii) Executive has willfully and repeatedly refused to perform specific and material duties within the scope of Executive’s responsibilities set forth in this Agreement and consistent with Company’s policies (other than a failure as a result of Executive’s death or Disability), and such refusal is not cured within thirty (30) days after Company provides written notice to Executive; or

(iii) Executive has materially breached any material provision of this Agreement, and such failure or breach is not cured within thirty (30) days after Company provides written notice to Executive of such failure.

d.	Termination without Cause. Company may terminate Executive’s consulting engagement or employment without Cause at any time, effective: immediately upon Executive receiving written notice of such termination; or at such other time specified in the written notice.

e.	Termination by Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason (“Good Reason”). Good Reason shall mean that one of the following events has occurred and has not been cured by Company within thirty (30) days after receipt of written notice from Executive of the occurrence of such event (the notice must be delivered to Company within ninety (90) days of the occurrence of such event), such termination to be effective upon expiration of the cure period:

(i) Company (i.e., Board) unilaterally reduces Executive’s compensation (other than reduction of benefits that applies company-wide) or fails to pay Executive any compensation due and owing;

(ii) Company has breached any material provision of this Agreement;

(iii) Company unilaterally reduces Executive’s title, duties, authority or responsibilities; or

(iv) Company unilaterally requires Executive to relocate Executive’s primary place of employment by more than twenty (20) miles from its location at that time.

7.	Rights on Termination; Severance Payments.

a.	Accrued Obligations. Upon the termination of this Agreement, Executive shall be entitled to payment for (i) any unpaid Base Salary earned by Executive for the period prior and through the date of termination; (ii) following submission of proper expense reports by Executive, reimbursement for all expenses incurred in accordance with Section 5(d) of this Agreement and prior to the date of termination; and (iii) all other payments, benefits or fringe benefits to which Employee is entitled through the date of termination under the terms of this Agreement and any applicable compensation arrangement or benefit, fringe benefit plan or program or grant (the items set forth in the foregoing clauses (i) and (ii), and (iii) are referred to collectively as the “Accrued Obligations”).

b.	Death. If Executive’s employment hereunder is terminated as a result of Executive’s death pursuant to Section 6(a) above, Executive’s estate shall be entitled to receive the Accrued Obligations.

c.	Disability. If Executive’s employment hereunder is terminated based on Executive’s disability pursuant to Section 6(b) above, Executive shall be entitled to receive the Accrued Obligations.

d.	For Cause. If Executive’s employment hereunder is terminated for Cause pursuant to Section 6(c) above, Executive shall be entitled to receive the Accrued Obligations.

e.	Termination Without Cause/Termination for Good Reason. If Executive’s employment hereunder is terminated by Company without Cause pursuant to Section 7(d) above, or if Executive terminates Executive’s employment hereunder for Good Reason pursuant to Section 7(e) above:

(i) Executive shall receive the Accrued Obligations; and

(ii) Provided that Executive signs Company’s full and complete release of claims (on reasonable and customary terms) in favor of Company and its affiliated entities and all of their current and former officers, directors, employees and agents, Executive shall receive a single payment equal to the Base Salary, (the “Severance”). The payment shall be made to Executive on the later of: Company’s first regularly scheduled payroll date following Executive’s last day of employment; or the date on which the release has been executed, delivered and has become irrevocable under its terms and applicable law.

(iii) Any unvested equity of the Company that was granted to Executive shall vest to the benefit of Executive effective on the last day of Executive’s consulting or employment.

8.	General Provisions.

a.	409A Compliance. This Agreement is intended to comply with, and shall be construed and interpreted in accordance with, Section 409A of the Code (including regulations thereunder, “Section 409A”), so as to avoid the imposition of any excise tax on Executive under Section 409A. For purposes of payment of any Severance, Executive’s employment will be considered to have terminated only upon the occurrence of an event that meets the definition of “separation from service” under Section 409A. Each installment payment of any bonus or Severance shall be treated as a separate payment for purposes of application of Section 409A. All expense reimbursements shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other calendar year; (ii) reimbursements shall be paid no later than the end of the calendar year following the calendar year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit Company to make all such reimbursement payments prior to the end of such period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

b.	Recognition of Company’s Rights; Nondisclosure. At all times during the term of Executive’s employment and thereafter, Executive will not disclose or use Company’s Proprietary Information (as defined below), except as may be required in connection with Executive’s work for Company. Executive hereby assigns to Company any rights she may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of Company and its assigns and that Company and its assigns shall be the sole owner of all patent rights, copyrights, mask works rights, trade secret rights and all similar rights throughout the world (collectively, “Proprietary Rights”) in connection therewith. The term “Proprietary Information” shall mean all confidential knowledge, data or any other proprietary or nonpublic information, whether in oral, written or other form, of Company. By way of illustration but not limitation, Proprietary Information includes (a) the software products, programs, applications and processes utilized by or on behalf of Company and its affiliates (other than off-the-shelf software programs); (b) the name and/or address or other contact information of any customer, member or vendor of Company and its affiliates or any information concerning the transactions or relations of any customer, member or vendor of Company and its affiliates with Company and any information regarding any of its shareholders, principals, directors, officers, partners, employees or agents, including, but not limited to, any information regarding the skill and compensation of its employees; (c) any proprietary information relating to Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost or source of raw materials, supplies or goods, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by or on behalf of Company and its affiliates; (e) any information relating to or contained in business plans, plans for research and development, budgets, unpublished financial statements, or advertising, selling or marketing plans of Company or its affiliates; (f) any information contained in any of the written or oral policies and procedures or manuals of Company or its affiliates; and (g) all written, graphic and other material relating to or containing any of the foregoing. Executive understands that if she has some question regarding whether certain information falls within the scope of Proprietary Information as defined herein, she must to treat all such information as Proprietary Information unless and until Company has informed Executive’s otherwise in writing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the terms Proprietary Information and Third Party Information (as defined below) shall not include any portion of the Proprietary Information or Third Party Information that (i) was or is in the public domain or constituted general industry knowledge and practice at the same time it was communicated to Executive by the disclosing party, (ii) entered the public domain subsequent to the time it was communicated to Executive through no fault of Executive; (iii) was in Executive’s possession free of any obligation of confidence at the time it was communicated to Executive by the disclosing party; or (iv) was rightfully communicated to Executive free of any obligation of confidence subsequent to the time it was communicated to Executive by the disclosing party. Furthermore, nothing herein shall prohibit Executive from disclosing Proprietary Information or Third Party Information as required pursuant to any applicable law, rule or regulation.

c.	Third-Party Information. Executive understands, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (including but not limited to, information belonging to customers, members, and vendors of Company and its affiliates) including but not limited to Healthcare Data (as defined below) (collectively, “Third-Party Information”) subject to a duty of Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose any Third-Party Information to anyone other than Company personnel who need to know such information in connection with their work and other third parties as otherwise reasonably required in connection with the performance of Executive’s responsibilities hereunder, and subject to customary confidentiality obligations. For purposes of this Agreement, Healthcare Data means any information relating to a person’s health status, medical history or condition, provision of healthcare or payment for healthcare that can be linked to a specific individual and obtained directly or indirectly from a patient, health professional, provider, health insurer or other medical or medically related facility or institution.

d.	Assignment of Inventions.

(i) If, in Executive’s capacity as an employee of Company, Executive (either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or able to be registered under copyright, trademark or similar statutes or subject to analogous protection) (herein called “Inventions”), that (i) relates to the current business of Company or any related or affiliated entity (or a business that Company can demonstrate was contemplated by Company at the time Executive created the Invention) or any of the products or services being developed, manufactured or sold by Company or any related or affiliated entity or that is designed to be used in relation therewith, (ii) results from tasks assigned to Executive by Company or any related or affiliated entity or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for or by Company or any related or affiliated entity, such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of Company and its assigns, as Works Made for Hire, as defined in 17 U.S.C. § 101 or otherwise, and Executive shall promptly disclose to Company (or any persons designated by it) each such Invention, and, as may be necessary to ensure Company’s ownership of such Inventions, Executive (i) hereby assigns any rights (including, but not limited to, any copyrights and trademarks and including, without limitation, any and all applications for patents (U.S. and foreign) and all divisions, continuations, and continuations-in-part thereof) she may have or acquire in the Inventions and benefits and/or rights resulting therefrom to Company and its assigns without further compensation, (ii) shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to Company, and (iii) shall assist Company, as is reasonable, in all matters necessary or desirable as regards the prosecution, development, or defense of any such assigned rights, without additional compensation.

(ii) Company has informed Executive and Executive hereby agrees that as provided in Section 2870 of the California Labor Code, the requirement to assign inventions hereunder shall not apply to an invention that (i) Executive develops entirely on Executive’s own time without using Company’s equipment, supplies, facilities or trade secret information not known by Executive independently of his employment relationship with Company and (ii) is not actually or demonstrably related to or based on the work that is being performed by Executive during Executive’s employment with Company. Executive shall take all action and execute and deliver all agreements, assignments, and other documents, including, without limitation, all patent applications and assignments, requested by Company to establish Company’s rights, if any, under this Section and to vest in Company title to all discoveries and intellectual property rights which are the property of Company under this Section. Executive shall disclose to Company all discoveries and intellectual property rights (except those that she is contractually obligated not to disclose) that are conceived by Executive’s during the term of employment which she believes meet the criteria set forth in California Labor Code Section 2870, whether or not the property of Company under the terms of the preceding sentence.

(iii) Executive has attached to this Agreement as Exhibit B, a complete list of all developments, discoveries, improvements, inventions, trade secrets, or technical or journal writings or other works of authorship which she has made or conceived or first reduced to practice alone or jointly with others prior to Executive’s employment by Company which are not subject to a confidentiality agreement that would bar such listing (collectively “Excluded Inventions”); and Executive covenants that such list is complete as of the date of this Agreement. If no such list is attached to this Agreement, Executive represents that she has made no Excluded Inventions at the time of signing this Agreement. Company will not require Executive to assign any rights she may have in any of Excluded Inventions. Furthermore, the listed Excluded Inventions will not be classified as Proprietary Information or Inventions. If, during the period in which Executive maintains Executive’s relationship with Company, she makes, conceives, or reduces the practice alone or jointly with others an Invention that is not a Work Made For Hire owned by Company as described above, and that she is not obligated to assign to Company as described above, she shall promptly notify Company in writing and Exhibit B shall be deemed amended to include such Invention as an Excluded Invention; provided, however, that under no circumstances shall Executive’s (i) notification obligations hereunder be deemed to require that Executive divulge to Company information that she is contractually obligated not to so disclose and (ii) failure to so notify Company give rise to any implication or presumption that the applicable Invention is in any way subject to ownership or other rights of Company. Executive shall not, in the course of Executive’s employment with Company, incorporate into a product, process or machine, an Excluded Invention or any other inventions, technical writings, papers, journal articles, developments, improvements, and trade secrets which were made by Executive prior to Executive’s employment with Company, which are owned by Executive or in which she has an exclusive interest without first notifying Company of Executive’s intention to do so and without having negotiated and documented with Company an arrangement that would permit Company to use any such incorporated item in the affected product, process or machine. Executive acknowledges and agrees that Company and its subsidiaries or affiliates are free to compete or develop information, inventions and products within the areas and type of the Excluded Inventions; provided that any such acknowledgement by Executive shall not be deemed Executive’s agreement that Company may in any way infringe upon any rights in the Excluded Inventions owned by Executive or Executive’s co-developers (if any).

e.	Non-Solicitation. During Executive’s employment with Company and for a period of one (1) year after Executive’s employment with Company ends, Executive will not, directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity: recruit or solicit any person to leave the employ of Company and/or any affiliate of Company whether or not that person would breach any contract with Company or any affiliate of Company by leaving. General solicitations for a position, including via social media, shall not constitute a violation of the foregoing. Executive expressly acknowledges that the restrictions set forth in this Section are absolutely necessary to ensure the protection of Company’s and its affiliates’ Proprietary Information. Executive expressly acknowledges that the potential restrictions on Executive’s future activities imposed by the covenants in this Section are reasonable in both duration and scope and in all other respects. In the event that the provisions of Section should ever be deemed to exceed the duration or scope permitted by applicable law, then such provisions shall be reformed to the maximum time, scope or other limitation, as the case may be, permitted by applicable law, and Executive agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

f.	No Conflicting Obligation. Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of Company do not breach any agreement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by Company. Executive has not entered into, and Executive agrees that she will not enter into, any agreement either written or oral in conflict herewith. Executive agrees that she will not improperly use or disclose confidential information or trade secrets of any prior employer or third person or bring onto Company’s premises any confidential information or trade secrets belonging to any prior employer or third person unless she has received the prior written consent of such prior employer or third party.

g.	Non-Competition. Except in connection with Executive’s performance of services for Company, Executive agrees that at no time between the Effective Date and the termination of this Agreement will Executive, without the prior written consent of the Board, (i) directly or indirectly engage in; or (ii) have any direct or indirect interest in (whether as a proprietor, partner, investor, shareholder, member or lender) any corporation, partnership, limited liability company, trust or other entity (each, an “Entity”) that directly or indirectly is or expects to engage in; or (iii) assist or render services (whether or not for compensation, and whether as a director, officer, employee, agent, advisor or consultant) to or for any Entity that, directly or indirectly, is engaged in or expects to become engaged in, any business conducted by Company during Executive’s employment with Company (collectively, the “Competition”). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded company, so long as the Executive has no active participation in the business of such company.

h.	Return of Company Documents. When Executive leaves the employ of Company or at any other time upon request by Company, Executive will deliver to Company all drawings, notes, memoranda, plans, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information of Company and agrees that she will conduct a diligent search for such items.

i.	Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be governed by the Federal Arbitration Act, 9 U.S.C §§ 1 et seq. and will be settled by final binding arbitration by a single arbitrator to be held in Baltimore, Maryland, in accordance with the JAMS rules for resolution of employment disputes then in effect, except as provided herein. The rules can be found online at http://www.jamsadr.com/rules-employment-arbitration/#one. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in California. The arbitrator shall be bound by and shall strictly enforce the terms of this Section and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of Maryland, or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by California law and the rules of JAMS which conducts the arbitration, except as modified or limited herein. Notwithstanding anything to the contrary in the rules of JAMS, the arbitration shall provide (i) for written discovery and depositions as provided under California law, and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. Company shall pay all fees and administrative costs charged by the arbitrator and JAMS. Executive and Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of California (including but not limited to all applicable privileges), and the award of the arbitrator must follow California and/or federal law, as applicable. The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by JAMS until only one name remains. The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover Executive’s reasonable attorneys fees and costs, including the costs or fees charged by the arbitrator and JAMS to the extent allowed by law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

j.	Indemnification and Insurance.

(i) Company shall indemnify the Executive, to the maximum extent permitted by law if he is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Company to procure a judgment in its favor (collectively, a “Proceeding”), for any losses incurred by the Executive: i) as a direct consequence of the discharge of Executive’s duties or by reason of the fact that the Executive is or was a director or officer of Company; (ii) as a direct consequence of Executive’s obedience to the directions of Company (and, in the case of a criminal proceeding, actions for which Executive had no reasonable cause to believe they were unlawful). The indemnification shall include judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding;. Company shall, from time to time, and in the sole discretion of Company’s Board of Directors, reimburse or advance to the Executive the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that, if required by applicable law, such expenses incurred by or on behalf of the Executive may be paid in advance of the final disposition of a Proceeding only upon receipt by Company of an undertaking, by or on behalf of the Executive, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Executive is not entitled to be indemnified for such expenses. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section shall not be deemed exclusive of any other rights which the Executive may now or hereafter have under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office; provided, however, that Company shall not be obligated to reimburse or advance expenses which have been paid directly to the Executive under the Company’s director and officer liability insurance. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section shall continue as to the Executive after she has ceased to be a director, officer or employee of Company and shall inure to the benefit of the heirs, executors and administrators of the Executive’s estate.

(ii) The Executive shall be covered by Company’s director and officer liability insurance on the same basis as the other directors and executive officers of Company.

(iii) The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section shall be enforceable by the Executive in any court of competent jurisdiction. Neither the failure of Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by Company (including its board of directors, independent legal counsel, or its stockholders) that the Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that the Executive is not so entitled. The Executive shall also be indemnified for any expenses incurred in connection with successfully establishing right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding. Notwithstanding the foregoing, to the extent that Code Section 409A is applicable to the reimbursements or expenses under this Section, and to the extent that no exception under Code Section 409A is applicable, the following shall apply: (i) all expenses that are taxable and includable in income to be paid under this Section will only be paid if such expenses are incurred during Executive’s lifetime and for a ten (10) year period commencing thereafter; (ii) any amount reimbursable or paid in one year shall not affect the amount to be reimbursed or paid in another tax year; (iii) the Executive must provide Company with reasonable documentation of such expenses; (iv) payments for such expenses will be made in cash within thirty (30) days after the expenses are incurred but in no event later than the end of Executive’s taxable year following the tax year in which the expenses are incurred; and (v) the reimbursements under this Section cannot be substituted for another benefit.

k.	Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, post-termination compensation under Section 6, above, will be reduced as provided below if, and to the extent, necessary to avoid any additional tax or penalty imposed on “excess parachute payments” under the Code. If the present value of all of Executive’s post- termination compensation provided by Company under 6 hereof and outside this Agreement is high enough to cause any such payment to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), then such payments will be reduced (pro rata in the case of installment payments) to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section, such dispute will be settled in accordance with Section 14, and no such disputed payment shall be made until the dispute is settled. If a reduction in payments is required by this Section, any cash payments will be reduced first to the fullest extent prior to the reduction of any accelerated vesting of equity awards or deferred compensation, if applicable.

l.	Waiver. A party’s failure to insist on compliance with or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

m.	Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Maryland without regard to the principles of conflict of laws.

n.	Severability. The invalidity or unenforceability of any provision in this Agreement (including without limitation any provision regarding arbitration) shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

o.	Notice. Notices provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier with a receipt obtained therefor or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, to Company to its Chairman of the Board at the address set forth below Company’s signature on this Agreement and to Executive at the address set forth below Executive’s signature on this Agreement or such other address(es) as the parties may provide to each other in accordance with this provision.

p.	Amendments. This Agreement may be amended at any time by mutual consent of the parties, with any such amendment to be invalid unless in writing, signed by Company and Executive.

q.	Burden and Benefit. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of Executive under this Agreement may not be assigned without the prior written consent of Company.

r.	Withholding of Taxes. Company may withhold from any compensation, benefits or other amount payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

s.	References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

t.	Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

u.	Ambiguity. Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

v.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

w.	Executive’s Representations and Warranties. Executive represents and warrants to Company that Executive has the right to enter into this Agreement (and all other documents and agreements contemplated by this Agreement) on the terms and subject to the conditions hereof; that this Agreement is binding and enforceable against Executive in accordance with its terms; that the execution, delivery and performance by Executive of this Agreement will not violate any other agreement to which Executive is a party or by which Executive is bound, including, without limitation, any non-competition, non-solicitation, confidentiality, non-disclosure, invention ownership or work-for-hire agreement; and Executive has not done or permitted to be done anything which might curtail or impair any of the rights granted to Company herein.

x.	Entire Agreement. This Agreement contains the entire agreement and understanding by and between Executive and Company with respect to the employment of Executive, supersedes any prior agreements and no representations, promises, agreement, or understanding, written or oral, relating to the employment of Executive by Company not contained herein or therein shall be of any force or effect, except that any benefits already accrued (e.g., PTO, benefit rights, etc.) by Executive from any prior relationship Executive had with Company shall continue into the Term of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

EXECUTIVE

/s/ Harish Chidambaran
Name:	Harish Chidambaran

COMPANY

By:	/s/ Harish Chidambaran
Name:	Harish Chidambaran
Title:	CEO

Exhibit A

Executive Conflicts

Exhibit B

List of Inventions